Exhibit 99.1

Tel-Instrument Electronics Corp Announces Receipt of NYSE MKT Non-Compliance Letter

East Rutherford, NJ – May 13, 2013 – Tel Instrument Electronics Corp (NYSE MKT Symbol: TIK) (“TIC” or “Company”) announced today that on May 7, 2013, it received a letter from the Exchange Staff of the NYSE MKT LLC (the “Exchange”) indicating that the Company not in compliance with certain continued listing standards of the Exchange.  Specifically, the Company was not in compliance with Section 1000(a)(i) in that it has sustained substantial in relation to either (i) its overall operations; (ii) its existing financial resources; (iii) or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

Receipt of this letter does not have an immediate effect upon the listing of the Company’s common stock. Pursuant to Exchange rules, the Company’s stock will continue to be listed for trading, and on or before June 7, 2013, the Company will furnish the Exchange with a specific plan (the “Plan”) of how it will return to compliance on or before August 15, 2013. If the Exchange accepts the Plan, the Company will be able to continue its listing during the plan period, but will be subject to continued periodic review by the Exchange staff. If the Company does not make progress consistent with the Plan during the Plan period, the Exchange could initiate delisting proceedings.

The Company recently reported sharply reduced revenues and a significant loss for the nine months ended December 31, 2012 due mainly to the limited production for the CRAFT 708 program and delays in securing a production release for the TS-4530A program from the U.S. Army. The production delays for the CRAFT and TS-4530A programs have negatively impacted the Company’s cash flow.

The Company has resolved the issues on the CRAFT program, and has received U.S. Navy approval to commence shipment, and is now in the process of ramping up production. The Company has also started to receive additional orders from the Navy for additional CRAFT units. In February 2013, TIC received a $435,000 order for 16 CRAFT 719 units. TIC also expects additional orders from the Navy for CRAFT 708 units.

In February 2013, the TS-4530A test set completed testing conducted by the Department of Defense (DOD) AIMS Program Office on the TS-4530A Flight Line Test Set.  TIC has received official AIMS certification on the product and is working to finalize some logistics items which is needed to enter into full rate production. TIC did ship of $400,000 of limited rate initial production T-4530A units in April and is working with the Army to secure additional orders.. The TS-4530A program is an essential program with almost $20,000,000 of booked production orders.

Accordingly, the Company believes it can provide the Exchange with a satisfactory Plan by June 7, 2013, to show that it will be able to return to compliance.

About Tel-Instrument Electronics Corp

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts

Tel-Instrument Electronics Corp. (TIK)	or	Institutional Marketing Services (IMS)
Joseph P. Macaluso, 201-933-1600		John Nesbett or Jennifer Belodeau, 203-972-9200
jmac@telinst.com		jnesbett@institutionalms.com